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EXHIBIT 21

Subsidiaries of Registrant

CLASSIC ENVELOPE PLUS LTD. (CANADA)
COLORHOUSE CHINA, INC. (COLORADO)
DISCOUNT LABELS, INC. (INDIANA)
GRAPHIC ARTS CENTER, S.A. de C.V. (MEXICO)
INNOVA ENVELOPE INC. - ENVELOPPE INNOVA INC. (CANADA)
MAIL-WELL ALBERTA FINANCE LP (CANADA)
MAIL-WELL CANADA LEASING COMPANY INC. (CANADA)
MAIL-WELL COMMERCIAL PRINTING, INC. (DELAWARE)
MAIL-WELL GOVERNMENT PRINTING, INC.  (COLORADO)
MAIL-WELL MEXICO HOLDINGS, INC. (COLORADO)
MAIL-WELL SERVICES, LLC (COLORADO)
MAIL-WELL TEXAS FINANCE LP (TEXAS)
MAIL-WELL WEST, INC. (DELAWARE)
MCLAREN MORRIS AND TODD COMPANY (CANADA)
MM&T PACKAGING COMPANY (CANADA)
MMTP HOLDINGS, INC. (COLORADO)
NATIONAL GRAPHICS COMPANY (COLORADO)
PNG INC. (CANADA)
POSER BUSINESS FORMS, INC. (DELAWARE)
PRECISION FINE PAPERS, INC. (CANADA)
SUPREMEX INC. (CANADA)
WISCO III, L.L.C. (DELAWARE)